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                                  EXHIBIT 21.1

                       List of subsidiaries of TMNG, Inc.


Name of Subsidiary                Jurisdiction of Incorporation
------------------                -----------------------------
TMNG.com                           Delaware
TMNG-Europe                        United Kingdom
TMNG-Canada                        Canada
TMNG Marketing, Inc.               Maryland
TMNG Technologies, Inc.            Delaware